Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

www.psbusinessparks.com

For Release:	Immediately
Date:	August 11, 2006
Contact:	Mr. Edward A. Stokx
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Announces the Pricing of

800,000 Additional Depositary Shares of its 7.375% Cumulative Preferred Stock, Series O

GLENDALE, California - PS Business Parks, Inc. (AMEX:PSB) announced today that it has priced a public offering of an additional $20 million or 800,000 depositary shares, each representing 1/1,000 of a share of the Company’s 7.375% Cumulative Preferred Stock, Series O. The additional shares have been priced at par value of $25.00 per depositary share plus accrued dividends. The depositary shares trade on the American Stock Exchange under the symbol PSBPrO. We will apply to list the additional depositary shares on the American Stock Exchange. The net proceeds from the offering will be used for working capital purposes. The underwriter is expected to deliver the depositary shares to purchasers on or about August 16, 2006.

Wachovia Securities acted as the sole underwriter for the offering.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wachovia Capital Markets, LLC toll-free at 1-800-326-5897.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be a sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

Company Information

PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed equity real estate investment trust that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of June 30, 2006, PSB wholly owned approximately 18.2 million net rentable square feet of commercial space with approximately 3,500 customers located in eight states, concentrated in California (5.5 million sq. ft.), Texas (2.8 million sq. ft.), Florida (3.2 million sq. ft.), Oregon (1.3 million sq. ft.), Virginia (2.9 million sq. ft.), Maryland (1.8 million sq. ft.) and Arizona (0.7 million sq. ft.).

Additional information about PS Business Parks, Inc. is available on the Internet. The Company’s website is www.psbusinessparks.com.

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